          As filed with the Securities and Exchange Commission on March 26, 1999
                                                      Registration No. 333-68327

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                   --------------


                                 Amendment No. 3 to
                                      Form S-3
                               REGISTRATION STATEMENT
                                       Under
                             THE SECURITIES ACT OF 1933


                                   --------------

                         AMERICAN TECHNOLOGIES GROUP, INC.
               (Exact Name of Registrant as Specified in Its Charter)

            Nevada                                     95-4307525
(State or Other Jurisdiction of                    (I.R.S. Employer
 Incorporation or Organization)                   Identification No.)

                             1017 South Mountain Avenue
                             Monrovia, California 91016
                                   (626) 357-5000
    (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                     Registrant's Principal Executive Offices)

                         American Technologies Group, Inc.
                             1017 South Mountain Avenue
                             Monrovia, California 91016
                                   (626) 357-5000
(Name, Address, and Telephone Number, Including Area Code, of Agent for Service)

                                     Copies to:
                                 JOHN M. DAB, ESQ.
                                  General Counsel
                         American Technologies Group, Inc.
                             1017 South Mountain Avenue
                             Monrovia, California 91016
                                   (626) 357-5000
                             Telecopy:  (626) 357-4464

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] If delivery of the prospectus is expected to be made pursuant to Rule 434 please check the following box.[ ]

                          CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------
                                                  Proposed         Proposed
                                                   Maximum          Maximum        Amount of
                              Amount to be        Offering         Aggregate      Registration
  Title of Securities to       Registered         Price per         Offering          Fee
      be Registered                               Share (1)        Price (1)
-----------------------------------------------------------------------------------------------
   Common Stock, $0.001      2,500,000 shares       $0.65       $  1,625,000    $    451.75 (5)
      par value (2)
-----------------------------------------------------------------------------------------------
   Common Stock, $0.001      2,500,000 shares       $0.36       $    900,000    $    250.20
      par value (2)
-----------------------------------------------------------------------------------------------
   Common Stock, $0.001        440,000 shares       $0.58       $    255,200    $     70.95 (5)
      par value (3)
-----------------------------------------------------------------------------------------------
   Common Stock, $0.001        700,000 shares       $0.51       $    357,500    $     99.25 (5)
      par value
-----------------------------------------------------------------------------------------------
   Common Stock, $0.001        212,000 shares       $0.75       $    159,375    $     44.31 (5)
      par value (4)
-----------------------------------------------------------------------------------------------
   Common Stock, $0.001        620,000 shares       $0.50       $    310,000    $     86.18 (5)
      par value (3)
-----------------------------------------------------------------------------------------------
          Total              6,972,500 shares                   $  3,606,575    $  1,002.64 (6)
-----------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c).

(2) Issuable upon the conversion of the 6% Convertible Debentures. This is not intended to constitute a prediction as to the number of shares of Common Stock into which the Debentures will be converted. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may become issuable as a result of stock splits, stock dividends and antidilution provisions.

(3) Issuable upon the conversion of the 3% Convertible Debentures. This is not intended to constitute a prediction as to the number of shares of Common Stock into which the Debentures will be converted. In addition to the shares set forth in the table, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares of Common Stock as may become issuable as a result of stock splits, stock dividends and antidilution provisions.

(4) Issuable upon exercise of warrants evidencing the right to purchase shares of Common Stock.

(5)    This amount was previously paid.





(6) $742.44 of this amount was paid with the previous filings of this Registration Statement An additional fee of $250.20 is paid herewith to cover an additional 2,500,000 shares of Common Stock.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

                          6,972,500 SHARES OF COMMON STOCK

                          AMERICAN TECHNOLOGIES GROUP INC.

       The 6,972,500 shares of common stock being offered by this prospectus are being offered by the holders of 700,000 shares of common stock, $1,600,000 principal amount of convertible debentures and the holders of 212,500 warrants to purchase common stock. See "Selling Securityholders" on page 15.


       The selling securityholders may offer these shares from time to time in transactions on the OTC Bulletin Board or in privately negotiated transactions as described under the "Plan of Distribution" on page 18. We will not receive any of the proceeds.


       If we do not sell any additional securities and sales do not increase significantly, we will be out of money during April, 1999.



       Our common stock is quoted on the OTC Bulletin Board under the symbol "ATEG." On March 23, 1999, the closing sale price of the common stock on the OTC Bulletin Board was $0.36.


       INVESTING IN OUR COMMON STOCK INVOLVES SUBSTANTIAL RISKS.
       SEE "RISK FACTORS" BEGINNING ON PAGE 7.



       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                  The date of this prospectus is March 26, 1999.

                                 TABLE OF CONTENTS


                                                         Page
                                                         ----
ABOUT AMERICAN TECHNOLOGIES...............................4

       Business Summary...................................4
       Current Financing..................................6
       Proposed Merger with Commodore Separation
       Technologies, Inc..................................7
RISK FACTORS..............................................7

Financial Risk Factors....................................7

       We Have a History of Losses Which Will
       Likely Continue Through the End of the
       Current Fiscal Year................................7
       We have Experienced Substantial Difficulty
         Generating Sufficient Working Capital and
         If We Do Not Receive Additional Money During
         April 1999 We Will Not be Able to Continue
         to Operate.......................................8
       Our Sales of Securities Convertible into
         Common Stock at a Discount to the Market
         Price May Cause the Market Value of Our
         Common Stock to Drop.............................8
       Lack of Listing on a Major Exchange May Make
         It Difficult for Investors to Dispose of
         Our Common Stock.................................9
       We May become a Penny Stock Resulting in
         Reduced Willingness of Broker-Dealers
         To Trade Our Common Stock........................9
       We May Not Have Sufficient Funds With Which
         to Operate.......................................9

Business Risk Factors....................................10

       We May Not Find Customers for Our Products........10
       The Scientific Community May Not Provide
         Sufficient Validation of Our Products to
         Encourage Sales.................................11
       There May Be Unforeseen Regulatory Requirements
         which Impede the Marketing and Sale of
         our Products....................................11
       We May Not Be Able to Obtain the Patents or
         Trademarks Needed to Protect The Value
         of Our Technologies.............................12


WHERE YOU CAN FIND MORE INFORMATION......................13

FORWARD-LOOKING STATEMENTS...............................14

USE OF PROCEEDS FROM SALE OF COMMON STOCK................14

USE OF PROCEEDS FROM SALE OF DEBENTURES..................14

USE OF PROCEEDS FROM EXERCISE OF WARRANTS................14

SELLING SECURITYHOLDERS..................................15

PLAN OF DISTRIBUTION.....................................18

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES...........20

EXPERTS..................................................20

LEGAL MATTERS............................................20


                            ABOUT AMERICAN TECHNOLOGIES

Business Summary

       American Technologies develops and sells products based upon on our patented and proprietary technologies. The goal of our efforts is to develop products that have a positive impact on the environment. Our address and telephone number are: 1017 South Mountain Avenue, Monrovia, California
91016, (626) 357-5000.

       We concentrate on technology discovery and development efforts in three areas:

I(E)-TM- Technology
Water Purification
Particle Beams

       Our I(E) Technology refers to a proprietary process which produces water solutions containing water clusters that are stable at room temperature. The clusters are groups of water molecules configured in such a way so as to produce relatively large plus/minus polarity. We believe this polarity is what gives the clusters their catalytic properties. We can produce different kinds of water solutions for different applications.


       Tests indicate that these water clusters improve the performance of various chemical, physical and biological processes, including combustion enhancement, descaling, enzyme processes and de-coking. For example, in internal combustion engines the clusters attract hydrocarbon and oxygen resulting in a more complete burning of the fuel. This results in improved efficiency and reduced carbon deposits in the combustion chamber. In certain biological applications related to enzyme production, the clusters have been shown to significantly improve enzyme yield or rate of enzyme production. In one instance enzyme cultures utilizing IE Technology water solutions required 97 fewer hours to achieve the same growth level as comparable cultures utilizing distilled water. The increased enzyme production rate that may be achieved utilizing IE Technology water solutions may result in cost savings to the enzyme production industry.


       Independent researchers observe these water clusters by different standard research tools including:

Laser autocorrelation
Electron microscope
Atomic force microscope
UV spectroscopy

       American Technologies sells these water solutions for use in several product lines including household cleaning products and cosmetics. We also use them in our combustion enhancers.


       During the fiscal year ended July 31, 1998, revenue from the sale of these water solutions for use in products manufactured by others was approximately $117,000 and revenue from the sale of The Force-Registered Trademark- combustion enhancer was $591,000. During the same period, American Technologies had incurred net losses of approximately $9.64 million. If we do not sell any additional securities and sales do not increase significantly, we will be out of money during April, 1999.


Kinetics Technology International Corporation has conducted field tests on the use of I(E) Technology as a coke formation suppresser. Kinetics Technology has funded the testing and, if the testing is successful, will have financial responsibility for commercialization of the final product. There can be no assurance that the I(E) Technology can suppress coke formation and whether, if it does do so, if it does so in a commercially viable manner.

       In the water purification area, our low pressure vacuum distillation system is undergoing tooling design for a home use version for introduction to the marketplace in mid-1999. Our vacuum distiller utilizes a proprietary method to provide the advantages of vacuum distillers without the need for expensive and noisy vacuum pumps.

       Under our agreement with Sunpentown, Ltd. for the tooling design and manufacturing of the distiller, they are responsible for all design costs and the cost of producing the tooling. Our marketing plan for the distiller involves establishing relationships with distributors experienced in this type of product. We do not anticipate incurring significant marketing costs for this product.

       The third technology is the particle beam project which produces a beam of heavy particles. As a beam of particles, it functions in much the same way as the common laser. The important difference is that it is composed of heavy particles rather than light.

       The development of the particle beam is being conducted through an American Technologies sponsored research program with the California Institute of Technology. The development of this technology is likely to require a minimum of three to five years and expenditure of substantial sums of money, likely to be in excess of $10,000,000, on research and development. We submitted a proposal to the Department of Energy for a $5,000,000 joint venture grant to produce a small pilot plant based on the current prototype located at CalTech. The proposal describes the potential of our particle beam to turn harmful nuclear waste into harmless components. The DOE is reviewing the proposal.

       Dr. Lo, our Director of Research and Development, has developed certain particle beam theories. According to these theories, the proposed particle beam may be able to break down molecules or even atoms and their nuclei, or be used for rock drilling, medical surgery or precision cutting of metals without distortion or excessive heat. No evidence exists to substantiate these potential applications.

Current Financing


       From October, 1998, through February, 1999, we sold to 8 investors $1,600,000 principal amount of debentures in a private placement. In connection with the sale of the debentures we are obligated to register with the SEC within 90 days the shares of common stock issuable on conversion of the debentures and exercise of the warrants issued with the debentures. If the registration statement is not declared effective by the SEC within this 90 day period, we must pay liquidated damages to the investors. For the first 30 days we are late the damages are 2% of the principal amount invested. Starting 120 days after the purchase of the debentures the damages are 3% per month. Through March 20, 1999, we have incurred approximately $22,000 in liquidated damages.



       We are currently negotiating the terms of a letter of intent for a firm commitment offering of $10,000,000 of American Technologies-securities to be underwritten by Dirks & Company, Inc. The specific structure and terms of the financing is undetermined at this time. Further, in connection with the proposed merger of American Technologies with Commodore Separation Technologies, Inc., we may receive certain bridge financing in the amount of $1,300,000. No specific source nor specific terms for the bridge financing have been determined however it is anticipated to be a short term loan. Negotiations are ongoing with several sources of funds. There can be no assurance that we will obtain any of the financings or complete the merger with Commodore.

Proposed Merger with Commodore Separation Technologies, Inc.

       We recently signed a letter of intent which effectuates our acquisition of Commodore Separation Technologies, although the transaction is structured as a merger. Commodore Separation Technologies is commercializing a proprietary separation technology and recovery system known as SLiM -TM-. SLiM stands for Supported Liquid Membrane. SLiM can selectively remove from water valuable substances for reuse or toxic materials for safe disposal.


       If the transaction is completed as proposed, the existing shareholders of American Technologies would own approximately 80.1 percent of the surviving company and the shareholders of Commodore Separation Technolgies would own approximately 19.9 percent of the surviving company. In addition, the Commodore Separation Technologies shareholders will receive 38% of the net profit, after taxes, of the existing business of Commodore Separation Technologies.



       One of the conditions to the completion of the merger is our receipt of $1.3 million in net proceeds from bridge financing and a proposal for permanent financing of at least $7 million. See "Current Financing" above for additional information on American Technologies' current financing activities.

                                    RISK FACTORS

You should carefully consider the risks described below before making an investment decision. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment.


FINANCIAL RISK FACTORS


WE HAVE A HISTORY OF FINANCIAL LOSSES WHICH WILL LIKELY CONTINUE THROUGH THE END OF THE CURRENT FISCAL YEAR.


       We have operated at a loss throughout our history. Net losses for the fiscal year ended July 31, 1998 were approximately $9.44 million. Net losses for the fiscal year ended

July 31, 1997 were approximately $9.64 million. At July 31, 1998 we had an accumulated deficit of $36.56 million.


While we anticipate that we will reduce the level of our operating losses by the end of the fiscal year ending July 31, 1999, there can be no guarantees that this will occur. The amount of net losses and the time required to reach profitability are uncertain. There can be no assurance that we will ever be able to generate sufficient revenue from our products now ready for market or those under development to achieve profitability on a sustained basis. See the Management's Discussion and Analysis section of Amendment No. 3 to our Form 10-KSB/A.



WE HAVE EXPERIENCED SUBSTANTIAL DIFFICULTY GENERATING SUFFICIENT WORKING CAPITAL AND IF WE DO NOT RECEIVE ADDITIONAL MONEY DURING APRIL, 1999 WE WILL NOT BE ABLE TO CONTINUE TO OPERATE


American Technologies has been experiencing difficulty in maintaining sufficient working capital needed to insure stability and continued existence. Only a small portion of the capital expended to date has come from actual revenue generation, and we find it increasingly difficult to raise investment capital. We are at a critical juncture in our history. It is absolutely essential to begin to generate significant revenues in order to maintain our existence. While plans are in place and being executed directed at accomplishing this end, there can be no guarantee that these plans will prove to be successful.


       Our monthly operating expenses are approximately $330,000. If we do not sell any additional securities and sales do not increase significantly, we will be out of money during April, 1999.


Our auditors' report on our financial statements for the fiscal year ending July 31, 1998 contains an explanatory paragraph indicating that there were operating losses which raised substantial doubt about the ability of American Technologies to continue as a going concern. This going concern qualification may adversely affect our perception by prospective customers and suppliers.

OUR SALES OF SECURITIES CONVERTIBLE INTO COMMON STOCK AT A DISCOUNT TO THE MARKET PRICE MAY CAUSE THE MARKET VALUE OF OUR COMMON STOCK TO DROP

       As a result of our poor financial condition, several times over the past few years we have sold securities that are convertible into our common stock at a discount to the market price for the common stock. This has resulted in the issuance of a significant amount of additional shares of common stock at prices below market. It is possible that this method of financing operations has contributed to the decline in the market price of the common stock. If we need to obtain financing in the future in the same manner, this may again have an adverse affect on the market price for our common stock.

LACK OF LISTING ON A MAJOR EXCHANGE MAY MAKE IT DIFFICULT FOR INVESTORS TO DISPOSE OF OUR COMMON STOCK.

Our common stock is quoted on the OTC Bulletin Board system. The OTC Bulletin Board generally supports quotations for companies that do not meet the NASDAQ SmallCap Market listing requirements. As a result, investors may find it more difficult to dispose of or to obtain accurate price quotations of our common stock than they would if the stock were quoted on the SmallCap Market. In addition, quotation on the bulletin board depends on the willingness of broker-dealers to make a market in our common stock. There can be no assurance that the stock will continue to be quoted on the bulletin board or that there will continue to be a market for the buying and selling of our common stock.


       There are currently 14 firms making a market in our common stock. The firms are:

M. H. Meyerson & Co., Inc.                           Knight Securities, L.P.
Wm. V. Frankel & Co., Incorporated                   Sharpe Capital, Inc.
Speer, Leeds & Kellogg Capital Markets               Sherwood Securities Corp.
Hill Thompson Magid & Co. Inc.                       Wien Securities Corp.
Herzog, Heine, Geduld, Inc.                          Wilson-Davis & Co., Inc.
North American Institutional Brokers                 Mayer & Schweitzer, Inc.
USCC Trading/A Division of                           GVR Company
     Fleet Securities


WE MAY BECOME A PENNY STOCK RESULTING IN REDUCED WILLINGNESS OF
BROKER-DEALERS TO TRADE OUR COMMON STOCK

If our net tangible assets fall below $2 million at July 31, 1999 or if we otherwise fail to meet certain criteria of the Commission, the common stock becomes subject to so-called "penny stock" rules that impose additional sales practice and market making requirements on broker-dealers who sell and/or make a market in such securities. These rules may discourage the ability or willingness of broker-dealers to sell and/or make a market in our common stock.

WE MAY NOT HAVE SUFFICIENT FUNDS WITH WHICH TO OPERATE

We expect that our current cash, existing financing agreements and minimum expected sales revenue will be sufficient to fund our operations through April, 1999. During this time it is essential that we obtain additional financing or be successful in the commercialization of our products, and there is no guarantee that this will occur. Revenues during the fiscal year ended July 31, 1998 were approximately $916,700 and revenues for the quarter ended January 31, 1999 were approximately $120,000. In order to achieve viability, management currently estimates that revenues will have to increase to at least $4.2 million annually, based upon our anticipated working capital and cash flow requirements. We believe that this minimum level of sales will not be sufficient to achieve current profitability, but will allow us to continue operations without obtaining immediate additional debt or equity financing.



Our exact future capital requirements depend on numerous factors, including the amount of revenues generated from operations, cost of sales and marketing activities and the progress of our research and development activities. We are currently negotiating the terms of a bridge financing in the amount of $1,300,000. No specific source nor specific terms for the bridge financing have been determined however it is anticipated to be a short term loan. Further, we are negotiating the terms of a letter of intent for a firm commitment offering of $10,000,000 of American Technologies' securities to be underwritten by Dirks & Company, Inc. The specific structure and terms of the financing are undetermined at this time. There can be no assurance that such funding will be available on acceptable terms, or at all, when it is required. If additional funding is not available when needed, it is possible that we would have to reduce or suspend operations, seek an acquisition partner, or sell securities on terms that might be highly dilutive or otherwise disadvantageous to investors.


BUSINESS RISK FACTORS

As American Technologies is engaged in the development and marketing of products based on new technologies, there are significant risks associated with its potential success.

WE MAY NOT FIND CUSTOMERS FOR OUR PRODUCTS

None of our current products enjoy widespread distribution or customer acceptance. While we do have a number of products that are past the development stage, we have yet to establish major, stable markets for them. Although we believe we have the expertise to commercialize these products, any or all of our products may fail to prove to have widespread customer appeal. Various marketing strategies and alliances are now in place. To assist in the marketing of The Force and other products we have established a relationship with Comtrad Industries. The marketing of certain household cleaning products and cosmetics containing I(E) water solutions is being conducted by 21st Century Global Network, LLC. We are a founding member of 21st Century. Kinetics Technology is doing the field tests, and if successful, will market an I(E) water solution product as a coke formation suppressor.

THE SCIENTIFIC COMMUNITY MAY NOT PROVIDE SUFFICIENT VALIDATION OF OUR PRODUCTS TO ENCOURAGE SALES

Our technologies have not received broad acceptance by the general scientific community. To a great extent, scientific validation of our technologies is essential to acceptance of the products by the marketplace. Historically, the scientific community has been resistant to new ideas and technologies, and, although we believe that we have been successful in establishing working relationships with many scientists at prestigious academic institutions, there is no guarantee that this will lead to acceptance of our technologies by the scientific community as a whole. Failure to achieve such acceptance could be materially detrimental to our efforts to establish markets for our products.

THERE MAY BE UNFORSEEN REGULATORY REQUIREMENTS WHICH IMPEDE THE MARKETING AND SALE OF OUR PRODUCTS

       Most of our current products are being sold directly to the consumer in markets that are not generally regulated by government agencies. In the case of consumer products for enhancing engine performance, such as The Force or the F420 fuel additive, registration of these products with CARB (California Air Resources Board) and EPA (Environmental Protection Agency) is required and has been done.

       Since the F420 additive's chemical contents fall within the restrictions of the EPA regulations, there are no known impediments to maintaining this registration. We have also registered The Force airborne combustion enhancer as an add-on device with CARB. There is no known reason why CARB would withdraw that registration.

       In the case of bulk fuel additives, there are strong industry regulations. Extensive testing is required to meet these industry regulations prior to sale of the additive and there is no guarantee that our bulk additive products can meet all of these industry regulations.

WE MAY NOT BE ABLE TO OBTAIN THE PATENTS OR TRADEMARKS NEEDED TO PROTECT THE VALUE OF OUR TECHNOLOGIES

       Our success will depend, in part, on whether we can obtain patent and trademark protection for our technologies and products. We cannot guarantee that we will be able to secure these protections. If we fail to do so, there is no guarantee that our technologies will not be subject to copying by other entities. This would result in a level of competition which could well prevent us from being successful. Although we have taken steps, including entering into confidentiality agreements with our employees and third parties to protect our trade secrets and unpatented know-how, other third parties may still be able to obtain such information.

       We have applied for a number of patents on our particle beam and I(E) technologies. Some have been approved. The status is as follows:

   -   Particle Beam Approved Patents
There are 8 approved U.S. patents and 9 foreign patents issued on particle beam technology. There are 3 additional U.S. patent applications pending.
   -   I(E) Technology
There is 1 granted U.S. patent, not yet issued, on the I(e) Technology and 10 other U.S. patent applications in various stages of prosecution.
   -   Vacuum Distiller
There are 3 U.S. patent applications pending on the vacuum distiller technology. Foreign applications to protect the technology are also in process. No patents have been granted yet.

       All of our products currently offered for sale are protected by patents in the U.S. The group of patent applications currently in process have sufficient overlap to offer protection to our current commercial applications. We file applications with the U.S. Patent and Trademark Office once we perceive a new significant commercial application, and prior to public disclosure of the application.

WHERE YOU CAN FIND MORE INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at www.ateg.com or at the SEC's web site at www.sec.gov.

       The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the selling securityholders sell all the shares. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-6827).

       The following documents are hereby incorporated by reference in this Registration Statement:

   -   Annual Report on Form 10-KSB for the year ended July 31, 1998.

   - Amendment Number 1 to our Annual Report on Form 10-KSB/A for the year ended July 31, 1998.

   - Amendment Number 2 to our Annual Report on Form 10-KSB/A for the year ended July 31, 1998.

   -   Quarterly Report on Form 10-QSB for the three months ended
       October 31, 1998.

   - Amendment Number 1 to our Quarterly Report on Form 10-QSB/A for the three months ended October 31, 1998.


   -   Quarterly Report on Form 10-QSB for the three months ended January 31,
       1999.


   -   Current Report of Form 8-K dated January 5, 1999.

   - The section of our Registration Statement on Form 10, filed on January 24, 1994, entitled "Description of Securities," as amended by Amendment Nos. 1, 2, 3 and 4.

You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

       Corporate Secretary
       American Technologies Group, Inc.
       1017 South Mountain Avenue
       Monrovia, California 91016
       (626) 357-5000

You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone else to provide you with different information. The selling securityholders will not make an offer of these shares in any state where the offer is not permitted.
You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of such documents.


FORWARD-LOOKING STATEMENTS

       We have made forward-looking statements in this prospectus and in the documents that are incorporated by reference. Forward-looking statements are subject to risks and uncertainties and include information concerning possible or assumed future results of our operations. When we use words such as "believes," "expects," "anticipates" or similar expressions, we are making forward-looking statements. You should note that an investment in our securities involves certain risks and uncertainties that could affect our future financial results. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in "Risk Factors" and elsewhere in this prospectus.


USE OF PROCEEDS FROM SALE OF COMMON STOCK

       American Technologies will not receive any of the proceeds from the sale of the shares of common stock by the selling security holders.


USE OF PROCEEDS FROM SALE OF DEBENTURES

       We have received $1,600,000 from the sale of the debentures.

We have used and will continue to use the net proceeds from the sale of the debentures for working capital and the payment of existing liabilities.

USE OF PROCEEDS FROM EXERCISE OF WARRANTS

       If all of the warrants are exercised, we will receive $159,375. We intend to use these funds for working capital and the payment of existing liabilities.

SELLING SECURITYHOLDERS

Selling Securityholders

       The following table identifies certain selling securityholders along with the principal amount of debentures and the number of warrants they own.


                                   Principal
                                    AMOUNT OF           NUMBER OF
            NAME                   DEBENTURES           WARRANTS
            ----                   ----------           ---------
International Investment           $ 200,000              20,000
Group Equity Fund, NV


Venezuela Recovery Fund            $  50,000               5,000


Britannia Associates Limited       $ 375,000              37,500


JRT Holdings                       $  25,000               2,500

Target Growth Fund, Ltd.           $ 250,000              25,000

Intermediazioni                    $  50,000               5,000
Internazionali S.A.


Spiga Limited                      $ 100,000              62,500


Gaines P. Campbell, Jr.            $ 550,000              55,000



       In addition to the above selling debenture holders, MacCaughern Trade Development is offering 500,000 shares of common stock and Boru Enterprises is offering 200,000 shares of common stock.


Conversion of Debentures

       The selling securityholders may convert or exchange their debentures for shares of our common stock by giving written notice to us. $1,050,000 of the debentures are convertible at a variable conversion price depending upon the market price for our common stock on the date of conversion.

There is a maximum conversion price of $0.62 but no minimum conversion price. $250,000 of debentures have a fixed conversion price of $0.58 and $300,000 of debenture have fixed conversion price of $0.50.

Variable Conversion Price

       The variable conversion price is the lesser of

$0.62; or

75% of the average closing bid price for the common stock during the five trading days ending one day prior to conversion of the debenture.

Estimate of Shares Issuable Upon Conversion


       If all of the debentures were converted on March 24, 1999, the variable conversion price would be $0.294 and the total number of shares of common stock issued would be 4,602,463. This does not include any shares of common stock issued as interest due on the debentures. $1,050,000 in principal amount of the debentures bear interest at 6% per annum and $550,000 in principal amount of the debentures bear interest at 3% per annum.



       The following table contains the names of the selling securityholders, the number of shares of common stock owned beneficially by each of the selling securityholders as of March 24, 1999, and the number of shares which may be offered for resale under this prospectus. For the purpose of stating the number of shares of common stock beneficially owned by the selling securityholders in the following table, the number of shares of common stock calculated to be issuable in connection with the conversion of the debentures assumes the debentures were converted on March 24, 1999.
This calculation results in an estimate of the number of shares of common stock issuable upon conversion of the debentures.


       The information included in the following table is based upon information provided by the selling securityholders. Because the selling securityholders may offer all, some or none of their common stock, no definitive estimate as to the number of shares that will be held by the selling securityholders after the offering can be provided and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will be sold.

                                     SHARES OF                                 SHARES OF
                                   COMMON STOCK                              COMMON STOCK
                                   BENEFICIALLY           SHARES OF          BENEFICIALLY
NAME AND                          OWNED PRIOR TO        COMMON STOCK          OWNED AFTER
ADDRESS                           OFFERING (1)(2)       BEING OFFERED         OFFERING (3)
-------                           ---------------       -------------        -------------
Int'l Investment (4)                  700,272             700,272                   0
Group Equity Fund

Venezuela Fund (4)                    175,068             175,068                   0

Britannia Associates(4)             1,313,010           1,313,010                   0

JRT Holdings                           87,534              87,534                   0
c/o Astor Capital
9300 Wilshire Blvd.,
Suite 308
Beverly Hills, CA  90212

Target Growth Fund Ltd.(4)            875,340             875,340                   0

Intermediazioni                       175,068             175,068                   0
Internazionali S.A.
Pasea Estate, Road Town
Tortola BVI

Spiga Ltd.                            402,616             402,616                   0
Skelton Building
Road Town, Tortola BVI

Gaines P. Campbell, Jr.             1,086,034           1,086,034                   0
1341 Birmingham Highway
Chattanoga, TN 37419

MacLaughlin Trade Development         500,000             500,000                   0
5263 Heather Lane
Park City, Utah 84098

Born Enterprises                      300,000             200,000             100,000
60 S.E. 6th Avenue
Delray Beach, FL 33483



(1) Each of the parties listed has sole voting and investment power for all of the shares of common stock indicated.


(2) As required by the regulations of the SEC, the number of shares shown as beneficially owned includes shares which can be purchased within 60 days after March 24, 1999. The actual number of shares shown is subject to adjustment and could be materially less or more than the estimated amount indicated depending upon factors which we cannot predict such as the market price of the common stock on the actual date of conversion of the debentures.


(3)  Assumes the sale of all shares offered.

(4)  The address of each of these selling securityholders is c/o
International Investment Group, 17 State Street, NY, NY  10004

Registration Rights

       The subscription agreements for the sale of the debentures require us to register with the SEC the public offering of the shares of common stock issuable on conversion of the debentures and exercise of the warrants. We are also obligated to register and qualify the shares under such state securities laws as the selling securityholders may request.

       We are obligated to use our best efforts to cause the registration statement to become effective and to keep the registration statement effective for two years or until the selling securityholders may sell all registerable securities under Rule 144 or until the debenture holders no longer own any shares, whichever occurs first.


       The subscription agreements provide for liquidated damages to the debenture holders if we are unable to have the registration statement declared effective by the SEC within 90 days from the date of sale of the debentures. We have passed this deadline as to $650,000 in principal amount of debentures. The amount due in liquidated damages is approximately $22,000 payable in cash or common stock valued at the lower of current market value or $0.62.


       In connection with our private placement of $1,600,000 principal amount of debentures, we issued warrants to purchase 160,000 shares of Common Stock to the debenture holders and warrants to purchase 52,500 shares of common stock to Spiga Ltd., our selling agent, at $0.75, all for a period of 5 years. Spiga also purchased $100,000 principal amount of debentures.

PLAN OF DISTRIBUTION

       The selling securityholders may offer the shares of common stock received upon conversion of the debentures or exercise of the warrants at various times in transactions:

       - in the over-the-counter market;

       - on any exchange where our common stock is then listed;

       - with broker-dealers or third parties other than in the over-the-counter market or on an exchange, including block sales; or

       - involving a combination of such methods or other methods.

       The selling securityholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, at fixed prices or at a combination of such prices.

       The selling securityholders may use dealers, agents or underwriters to sell their shares. If this happens, the dealers, agents or underwriters may receive compensation in the form of discounts or commissions from the selling securityholders or from the purchasers of shares or from both. The compensation to a particular broker may be in excess of customary compensation.

       The selling securityholders and any dealers, agents or underwriters that participate with the selling securityholders in the distribution of the shares may be deemed to be "underwriters" as this term is defined in the Securities Act. Any commissions paid or any discounts or concessions allowed to any such persons, and any profits received on the resale of the shares of our common stock offered by this prospectus, may be deemed to be underwriting commissions or discounts under the Securities Act.

       Broker-dealers may agree with a selling securityholder to sell a specified number of shares at a stipulated price, and, to the extent the broker-dealer is unable to do so acting as agent for the selling securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling securityholder. Broker-dealers who acquire shares as principal may thereafter resell the shares in transactions on the OTC Bulletin Board, in negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. These transactions may involve crosses and block transactions or sales to and through other broker-dealers. In connection with these resales broker-dealers may pay to or receive commissions from the purchasers of the shares.

       We will pay most expenses related to the offer and sale of the shares offered by the selling securityholders using this prospectus. The selling securityholders, however, will pay any underwriting discounts and selling commissions and the fees of their own attorneys.

       Any shares covered by this prospectus which qualify for sale under Rule 144 of the Securities Act may be sold under that Rule rather than under this prospectus.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Amended Bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law, including circumstances in which indemnification is otherwise discretionary under Nevada law.

In addition, American Technologies and each selling securityholder have agreed to indemnify each other against certain liabilities, including certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, we been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


EXPERTS

Our audited financial statements as of and for the years ended July 31, 1998 and 1997 incorporated by reference in this prospectus and elsewhere in this registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein by reference in reliance upon the authority of said firm as experts in giving said reports. Reference is made to said report, which includes an explanatory paragraph with respect to the uncertainty regarding our ability to continue as a going concern as discussed in Note 1 to the financial statements.

LEGAL MATTERS

       For the purpose of this offering, John M. Dab, our General Counsel, is giving his opinion on the validity of the shares.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


SEC Registration Fee               $ 1,002.64
Accountant's Fees and Expenses     $ 6,000.00
Financial Printers                 $ 4,000.00
Miscellaneous                      $   500.00

Total                              $11,502.64
                                   ----------
                                   ----------

----------------

* Represents expenses relating to the distribution by the selling securityholders under this prospectus prepared in accordance with the requirements of Form S-3. These expenses will be borne by us on behalf of the selling securityholders. All amounts are estimates except for the SEC Registration Fee.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       As permitted by Section 78.751 of the Nevada General Corporation Law,
Article VI of our Amended Bylaws provides for the indemnification by American Technologies, including suits brought by or on behalf of American Technologies, of each director, officer, employee or agent thereof to the fullest extent permitted by Nevada law.

       As permitted by the Nevada General Corporation Law and Article VI of our Amended Bylaws, maintains director's and officer's liability for its directors and officers against certain liabilities.

ITEM 16.  EXHIBITS.

Exhibit
Numbers    Description
-------    -----------
 4.1       Form of 6% Convertible Debenture issued to certain Selling
           Securityholders. (1)

 4.2       Form of Warrant issued to certain Selling Securityholders. (1)

 4.3       Form of 3% Convertible Debenture issued to a Selling
           Securityholder. (2)

 5.1       Opinion of John M. Dab.

23.1       Consent of John M. Dab (included in Exhibit 5.1).

                                       21

23.2       Consent of Arthur Andersen LLP.

24.1       Power of Attorney (1)

---------------

(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 3, 1998.

(2) Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 10, 1998.

ITEM 17.  UNDERTAKINGS.

(a)    The undersigned Registrant hereby undertakes:

1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Nevada Revised Statutes, the Certificate of Incorporation of the Registrant, the Bylaws of the Registrant, Indemnification Agreements entered into between the Registrant and it officers and directors, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the such issue.

SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monrovia, State of California, on this 24th day of March, 1999.


                                   AMERICAN TECHNOLOGIES GROUP, INC.

                                   By: /s/Lawrence J. Brady
                                       -------------------------
                                      Lawrence J. Brady
                                      Chairman of the Board and
                                      Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated.


       Signature                   Title                         Date
       ---------                   -----                         ----

/s/Lawrence J. Brady          Chairman of the Board,        March 24, 1999
--------------------------    Chief Executive Officer
Lawrence J. Brady


/s/Harold Rapp                Chief Operating Officer       March 24, 1999
--------------------------    Treasurer (Principal
HAROLD RAPP                   Financial and Accounting
                              Officer)


/s/Shui Yin Lo                Director of Research and      March 24, 1999
--------------------------    Development and a Director
SHUI YIN LO


/s/Charles McCarthy*          Director                      March 24, 1999
--------------------------
CHARLES MC CARTHY


/s/William Odom*              Director                      March 24, 1999
--------------------------
WILLIAM ODOM


--------------------------    Director
TERRY WACHSNER


*By: /s/Lawrence J. Brady
    ----------------------
    Lawrence J. Brady
    Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit
Numbers     Description
-------     -----------
 4.1    Form of 6% Convertible Debenture issued to the Selling
        Securityholders. (1)

 4.2    Form of Warrant issued to the Selling Securityholders. (1)

 4.3    Form of 3% Convertible Debenture issued to a Selling
        Securityholders. (2)

 5.1    Opinion of John M. Dab.

23.1    Consent of John M. Dab (included in Exhibit 5.1).

23.2    Consent of Arthur Andersen LLP.

24.1    Power of Attorney (1)

---------------
(1) Previously filed as an exhibit to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 3, 1998.

(2) Previously filed as an exhibit to Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on February 10, 1999.


                                       22